As filed with the U.S. Securities and Exchange Commission on December 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of Registrant as specified in its charter)

Israel	3873	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Ha-Tnufa St.

Yokne’am Illit, 2066736, Israel

Telephone: +972.4.6185670

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mudra Wearable, Inc.

24A Trolley Square #2203

Wilmington, DE 19806

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Howard E. Berkenblit, Esq.	Gal Cohen, Adv.
Eric Victorson, Esq.	Sullivan & Worcester
Sullivan & Worcester LLP	Tel-Aviv (Har-Even & Co.)
1251 Avenue of the Americas	HaArba’a Towers
New York, NY 10020	28 HaArba’a St.
Tel: 212.660.3000	North Tower, 35th Floor
Tel-Aviv, Israel 6473925
T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder identified herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION  DATED DECEMBER 12, 2024

WEARABLE DEVICES LTD.

Up to 822,000 Ordinary Shares
Offered by the Selling Shareholder

This prospectus relates to the resale, from time to time, by the selling shareholder named herein, or the Selling Shareholder, or its pledgees, donees, transferees, or other successors in interest, of up to 822,000 of our ordinary shares, no par value per share, or Ordinary Shares, that are issuable upon exercise of 822,000 ordinary warrants, or the Warrants, held by the Selling Shareholder.

The Warrants held by the Selling Shareholder were sold to it by our company in a private placement that was completed on November 27, 2024 pursuant to that certain securities purchase agreement, dated as of November 26, 2024, or the Securities Purchase Agreement, by and between our company and the Selling Shareholder. Pursuant to that private placement, we sold to the Selling Shareholder an aggregate of 822,000 Warrants to purchase up to 822,000 Ordinary Shares. The Warrants have an exercise price of $2.50 per share, were immediately exercisable upon issuance and will expire five years from issuance. The private placement was effected pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder.

The Selling Shareholder may sell the 822,000 Ordinary Shares underlying the Warrants held by it in one or more offerings under this prospectus, for its own account. We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholder. We will, however, receive up to an aggregate of approximately $2.06 million in cash from the exercise of the Warrants, assuming the exercise in full of all the Warrants.

The Selling Shareholder may offer and sell any of the Ordinary Shares offered hereby from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of Ordinary Shares offered hereunder, the Selling Shareholder, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Shareholder, you should refer to the section titled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Shareholder may offer the Ordinary Shares for sale. The Selling Shareholder may sell any, all or none of the shares offered by this prospectus.

As of the date of this prospectus, our Ordinary Shares are listed and trade on the Nasdaq Capital Market under the symbol “WLDS”. The last reported sale price of our Ordinary Shares on December 11, 2024 was $1.63 per share.

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our Ordinary Shares, as well as the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, or the 2023 Annual Report, which we filed with the Securities and Exchange Commission on March 15, 2024, and in other documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2024

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ABOUT THIS PROSPECTUS

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Wearable Devices Ltd., 5 Ha-Tnufa St., Yokne’am Illit, 2066736, Israel, Attention: Chief Financial Officer. The telephone number of our registered office is Telephone+972.4.6185670. See “Where You Can Find Additional Information.”

You should rely only on information contained in and incorporated by reference into this prospectus. We have not, and the Selling Shareholder has not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our Ordinary Shares or (2) our Ordinary Shares in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct. Information contained on our website, www.wearabledevices.co.il, does not constitute part of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Wearable Devices” refer to Wearable Devices Ltd. “Mudra” is a registered trademark of Wearable Devices Ltd.

All historical quantities of Ordinary Shares and per share data presented herein give retroactive effect to our 1-for-20 reverse share split effected prior to the start of trading on Nasdaq on October 10, 2024.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes or incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

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PROSPECTUS SUMMARY

This section summarizes certain of the information that is contained in this prospectus or the documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes and the information in the section entitled “Item 5. Operating and Financial Review and Prospects” in the 2023 Annual Report, which is incorporated by reference herein. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” herein and in Item 3.D of the 2023 Annual Report.

Our Company

We are a growth company developing a non-invasive neural input interface in the form of a wearable wristband for controlling digital devices using subtle finger gestures and hand movements. Since our technology was introduced to the market in 2014, we have been working with both B2B and B2C customers as part of our push-pull strategy. We are now in the transition phase from research and development to commercialization of our technology into B2B products. At the same time, starting in December 2023, we have commenced shipment of the “Mudra Band”, our first B2C consumer product, and aftermarket accessory band for Apple Watch that enables gesture control across Apple ecosystem devices such as iPhone, Mac computer, Apple TV, and iPad, inter alia. In September 2024, we launched the Mudra Link, a universal gesture control wearable wristband. The Mudra Link is open for pre-orders and is expected to ship in the first quarter of 2025.

Our company’s vision is to create a world in which the user’s hand becomes a universal input device for touchlessly interacting with technology. We believe that our technology is setting the standard input interface for the Metaverse. We intend to transform interaction and control of digital devices to be as natural and intuitive as real-life experiences. We imagine a future in which humans can share skills, thoughts, emotions, and movements with each other and with computers, using wearable interfaces and devices. We believe that neural-based interfaces will become as ubiquitous to interact with wearable computing and digital devices in the near future as the touchscreen is a universal input method for smartphones.

Combining our own proprietary sensors and AI algorithms into a stylish wristband, our Mudra platform enables users to control digital devices through subtle finger movements and hand gestures, without physical touch or contact. These digital devices include consumer electronics, smart watches, smartphones, augmented reality, or AR, glasses, virtual reality, or VR, headsets, televisions, personal computers and laptop computers, drones, robots, etc.

Mudra Development Kit, originally named Mudra Inspire, our B2B development kit product, started selling to B2B customers in 2018 as the first point of business engagement and contributed to our early-stage revenues. Our early-stage revenues are composed of sales of our Mudra Inspire and from pilot transactions with several B2B customers. Towards the end of 2023, we commenced the shipments of the “Mudra Band”, our first B2C consumer product and since the fourth quarter of 2023 we have shipped over one thousand Mudra Bands. In September 2024, we launched the Mudra Link, a universal gesture control wearable wristband. The Mudra Link is open for pre-orders and is expected to ship in the first quarter of 2025. In 2023 and 2022, we had revenues of $82 thousand and $45 thousand, respectively, and comprehensive and net loss of $7.8 million and $6.5 million, respectively. For the six months ended June 30, 2024 and June 30, 2023, we had revenues of $394 thousand and $12 thousand, respectively, and comprehensive and net loss of $4.2 million and $3.9 million, respectively.

Over 100 companies have purchased our Mudra Inspire development kit, 30 of which are multinational technology companies. These companies are exploring various input and control use-cases for their products, ranging over multiple countries and industry sectors, including consumer electronics manufacturers, consumer electronics brands, electronic components manufacturers, IT services and software development companies, industrial companies, and utility providers. Our objective with these companies is to commercialize the Mudra technology by licensing it for integration in the hardware and software of these companies’ products and services. We estimate that there will be a three-to-five-year period from the time we are first introduced to a customer to signing a licensing agreement. As of December 12, 2024, we have not signed a license agreement with any of these companies.

In addition to consumer electronics, we have recently expanded our brand to include neurotech and brain-computer interface sensors, with additional verticals that include Industry 4.0 – a new phase in the Industrial Revolution that focuses on interconnectivity, automation, machine learning, and real-time data, digital health, sport analytics, and more.

The core of our platform is Mudra, which means “gesture” in Sanskrit. Mudra, our surface nerve conductance, or SNC, technology and wristband tracks neural signals on the user’s wrist skin surface, which our algorithms decipher to predict as gestures made by finger and hand movements. The interface binds each gesture with a specific digital function, allowing users to input commands without physical touch or contact. Mudra gestures are natural to perform, and gestures can be tailored per a user’s intent, desired function, and the controlled digital device. Mudra can detect multiple gesture types, including hand movements, finger movements, and fingertip pressure gradations. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry 4.0 solutions.

Recent Developments

Reverse Share Split

After market close on October 7, 2024, we effected a reverse share split of our issued and outstanding Ordinary Shares, at a ratio of 1-for-20. As a result of the reverse share split, every 20 Ordinary Shares were consolidated into one Ordinary Share, and every 20 tradable warrants were consolidated into one warrant. In addition, the exercise price underlying each warrant was proportionately adjusted. Our Ordinary Shares began trading on the Nasdaq Capital Market on a post-reverse split basis at the open of the market on October 10, 2024.

The reverse share split was approved by our shareholders at the annual and special meeting of shareholders held on September 26, 2024, to be effected at our board of directors’ discretion within an approved range of ratios.

The implementation of the reverse share split did not amend our registered share capital under our amended and restated articles of association, as currently in effect, which consists of 50,000,000 Ordinary Shares. The reverse share split adjusted the number of issued and outstanding Ordinary Shares of the Company from approximately 24,438,030 Ordinary Shares to approximately 1,221,901 Ordinary Shares and the number of warrants from 7,860,861 warrants to 393,043 warrants (subject to any further adjustments based on the treatment of fractional shares).

The number of Ordinary Shares available for issuance under our equity incentive plans has been adjusted by the same 1-for-20 ratio. In addition, a proportionate, upwards adjustment to the per share exercise price, and a corresponding decrease to the number of Ordinary Shares issuable upon exercise, was made to all outstanding options entitling the holders to purchase Ordinary Shares. Similarly, a proportionate downwards adjustment was made to the number of Ordinary Shares issuable upon settlement of our outstanding Restricted Share Units, or RSUs.

Unless otherwise indicated, all figures in this prospectus give retroactive effect to our 1-to-20 reverse share split.

Nasdaq Compliance

On October 28, 2024, the Company received a written notice from Nasdaq Stock Market LLC indicating that the Company regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. The Nasdaq staff made this determination of compliance after the closing bid price of the Ordinary Shares was at $1.00 per share or greater for the last 10 consecutive business days. Accordingly, the Company regained compliance with Nasdaq Listing Rule 5550(a)(2) and Nasdaq closed the matter regarding the prior bid price deficiency.

November 2024 Financing

On November 27, 2024, the Company closed a registered direct offering and concurrent private placement for the issuance and sale of 252,000 Ordinary Shares and 570,000 Ordinary Shares underlying pre-funded warrants, or the Pre-Funded Warrants, in a registered direct offering, and for sale of 822,000 Warrants in a concurrent private placement at a combined purchase price of $2.25 per ordinary share. The Warrants issued pursuant to the concurrent private placement have an exercise price of $2.50 per Ordinary Share, were immediately exercisable and will expire five years following the date of issuance.

Corporate Information

We are an Israeli corporation based in Yokne’am Illit, Israel and were incorporated in Israel in 2014 under the name Wearable Devices Ltd. Our principal executive offices are located at 5 Ha-Tnufa St., Yokne’am Illit, Israel 2066736. Our telephone number in Israel is 972.4.6185670. Our website address is www.wearabledevices.co.il. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Ordinary Shares outstanding prior to this offering	2,571,854 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholder	Up to 822,000 Warrants to purchase Ordinary Shares. Each Warrant has an exercise price per share of $2.50 and was exercisable immediately upon issuance. The Warrants will expire on the five-year anniversary of the date of issuance.

Ordinary Shares to be outstanding after this offering (1):	3,393,854 Ordinary Shares, assuming the exercise in full of all of the Warrants for cash and without adjustment.

Use of proceeds	The Selling Shareholder will receive all of the proceeds from the sale of any Ordinary Shares sold by it pursuant to this prospectus. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder (although we may receive proceeds from any exercise of the Warrants, to the extent such Warrants are exercised by the Selling Shareholder). See “Use of Proceeds” in this prospectus.

Listing	Our Ordinary Shares are listed for trading on the Nasdaq Capital Market under the symbol “WLDS”.

Risk Factors	Investing in our securities is highly speculative and involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our securities. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 4, including the risks described under the heading “Item 3 Key Information - D. Risk Factors” in our 2023 Annual Report.

(1)	The number of Ordinary Shares outstanding immediately after this offering is based on 2,571,854 Ordinary Shares outstanding as of December 12, 2024 and excludes, as of such date:

●	95,960 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under the 2015 Share Option Plan, or the 2015 Plan, at a weighted average exercise price of $14.04 per share, of which 72,328 were vested as of December 12, 2024;

●	1,110 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $45 per share, which are all vested as of December 12, 2024, and an additional 1,182 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $84.6 per share;

●	44,832 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	393,043 Ordinary Shares issuable upon the exercise of 393,043 warrants issued in our initial public offering, or the IPO, at an exercise price of $40.00 per share, or the IPO Warrants, and warrants to purchase up to 9,375 Ordinary Shares, issued to the underwriter in the IPO at an exercise price of $106.2 per share, or the Underwriter’s Warrants;

●	11 Ordinary Shares reserved for issuance under the standby equity purchase agreement, or the SEPA;

●	250,000 Ordinary Shares reserved for future issuance under the 2024 Employee Stock Purchase Plan, or the ESPP;

●	228,530 Ordinary Shares reserved for future issuance under our 2024 Global Equity Incentive Plan, or the 2024 Plan; and

●	570,000 Pre-Funded Warrants sold in the registered direct offering which closed on November 27, 2024.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2023 Annual Report, which we filed with the SEC on March 15, 2024, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein. Please see the sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference.” If one or more of those risks is realized, that could adversely impact our business, financial condition or results of operations.

Risks Relating to the Offering and to an Investment in our Ordinary Shares

We may issue up to an additional 570,000 Ordinary Shares underlying pre-funded warrants that we have sold in a registered direct offering and 822,000 Ordinary Shares underlying Warrants in a private placement, both of which were completed during November 2024. Shareholders may experience significant dilution as a result of those issuances and potential future financings that we may effect.

In addition to the private placement in which we sold 822,000 Ordinary Shares underlying the Warrants, we also issued and sold, in a concurrent registered direct offering, 252,000 Ordinary Shares and 570,000 Pre-Funded Warrants, each of which may be exercised for Ordinary Shares on a one-for-one basis at any time. Both the registered direct offering and private placement occurred in November 2024. We currently have an effective shelf registration statement on Form F-3 (333-274841), for the sale of up to $30,000,000 of our Ordinary Shares, warrants, rights and/or units, of which approximately $3,849,443 million has been sold.

Purchasers of Ordinary Shares in this offering, as well as our existing shareholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional Ordinary Shares or other equity securities exercisable for Ordinary Shares in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Our issuance of additional Ordinary Shares or other ordinary share equivalents would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our Ordinary Shares may decline.

Investors may experience significant dilution as a result of this offering and future offerings.

The exercise of the Warrants and the issuance of up to 822,000 Ordinary Shares underlying such Warrants could cause our existing shareholders to experience dilution.

The Selling Shareholder identified herein is selling from time to time up to 822,000 Ordinary Shares underlying the Warrants, which constitutes approximately 32.0% of our issued and outstanding Ordinary Shares prior to the offering pursuant to this prospectus. Such sales could cause the market price of our Ordinary Shares to decline.

Purchasers of the Ordinary Shares, as well as our existing shareholders, will experience dilution if the Selling Shareholder identified herein sells the shares underlying the Warrants. In addition, we may also offer additional Ordinary Shares in the future, which may result in additional significant dilution.

Future issuances or sales, or the potential for future issuances or sales, of our Ordinary Shares may cause the trading price of our Ordinary Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Ordinary Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Ordinary Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Ordinary Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Ordinary Shares could decline due to sales, or the announcements of proposed sales, of a large number of Ordinary Shares in the market, including sales of Ordinary Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of our Ordinary Shares.

Our amended and restated articles of association authorize our board of directors to, among other things, issue additional Ordinary Shares or securities convertible or exchangeable into Ordinary Shares, without shareholder approval. We may issue such additional Ordinary Shares or convertible securities to raise additional capital. The issuance of any additional Ordinary Shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, stock appreciation rights, options or warrants to purchase our Ordinary Shares in the future and those stock appreciation rights, options or warrants are exercised, or as the restricted share units settle, our shareholders may experience further dilution. Holders of our Ordinary Shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

An active trading market for our Ordinary Shares may not be sustained.

Although our Ordinary Shares are listed on The Nasdaq Capital Market, the market for our Ordinary Shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Ordinary Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our Ordinary Shares currently trade on The Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Ordinary Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Ordinary Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our Ordinary Shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Ordinary Shares will provide a return to our shareholders.

Resales of our Ordinary Shares in the public market during this offering by our shareholders may cause the market price of our Ordinary Shares to fall.

Sales of a substantial number of our Ordinary Shares could occur at any time. The issuance of new Ordinary Shares could result in resales of our Ordinary Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

Nasdaq may delist our Ordinary Shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.

We are required to meet the continued listing requirements of Nasdaq, including those regarding minimum share price. In particular, we are required to maintain a minimum bid price for our listed Ordinary Shares of $1.00 per share. On November 24, 2022, we received a written notification from Nasdaq, which stated that because the closing bid price of our Ordinary Shares for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until May 22, 2023. On May 23, 2023, we announced that we received a letter from the Nasdaq pursuant to which Nasdaq granted us an extension until November 20, 2023, to regain compliance with the minimum bid price requirement. On June 12, 2023, we announced that Nasdaq confirmed that we regained compliance with Nasdaq Listing Rule 5550(a)(2) concerning the minimum bid price of our Ordinary Shares.

On October 24, 2023, we received another written notification from Nasdaq, which stated that because the closing bid price of our Ordinary Shares for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we had a grace period of 180 days to regain compliance until April 22, 2024. On April 24, 2024, we announced that we received a letter from the Nasdaq Stock Market LLC pursuant to which Nasdaq granted us an extension until October 21, 2024, to regain compliance with the minimum bid price requirement.

On October 7, 2024, we effectuated a 1-for-20 reverse share split in order to regain compliance with Nasdaq Listing Rule 5550(a)(2). As a result, we were informed by Nasdaq on October 28, 2024 that we had regained compliance. See “Recent Developments – Reverse Share Split” above.

A future decline in the closing price of our Ordinary Shares on Nasdaq could result in suspension or delisting procedures in respect of our Ordinary Shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted Ordinary Shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such Ordinary Shares. A suspension or delisting would likely decrease the attractiveness of our Ordinary Shares to investors and cause the trading volume of our Ordinary Shares to decline, which could result in a further decline in the market price of our Ordinary Shares.

Finally, if the volatility in the broader capital markets increases, that could have an adverse effect on the market price of our Ordinary Shares, regardless of our operating performance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus and contain, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our financial statements for the six months ended June 30, 2024, contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all;

●	SNC becoming the industry standard input method for wearable computing and consumer electronics;

●	our ability to maintain and expand our existing customer base;

●	our ability to maintain and expand compatibility of our devices with a broad range of mobile devices and operating systems;

●	timing of the shipment to early-booking orders of our Mudra Band;

●	our ability to maintain our business models;

●	our ability to correctly predict the market growth;

●	our ability to remediate material weaknesses in our internal control over financial reporting;

●	our ability to retain our founders;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our ability to raise capital through the issuance of additional securities;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and the documents incorporated by reference herein and therein are based on information available to us as of the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder. We will, however, receive up to an aggregate of approximately $2.06 million in cash from the exercise of the Warrants, assuming the exercise in full for cash of all the Warrants, which we intend to use for working capital and general corporate purposes.

The Selling Shareholder will receive all of the net proceeds from the sale of any Ordinary Shares offered by it under this prospectus. See “Selling Shareholder.” The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholder in disposing of these Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the sale of the Ordinary Shares covered by this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of 1,203,699 Ordinary Shares under the Standby Equity Purchase Agreement, dated June 6, 2024, between the Company and YA II PN, LTD., for aggregate gross proceeds of $4.3 million, as if such issuances had occurred as of June 30, 2024. In addition, the pro forma basis gives effect to the issuance and sale of 252,000 Ordinary Shares and pre-funded warrants to purchase up to 570,000 Ordinary Shares, at the offering price of $2.25 per Ordinary Share and accompanying privately placed Warrants and $2.499 per pre-funded warrant and accompanying privately placed Warrants (and assuming no exercise of the pre-funded warrants or the Warrants issued in the concurrent private placement), after deducting placement agent fees and estimated offering expenses, as if such issuances had occurred as of June 30, 2024; and

●	on a pro forma as adjusted basis to give effect to the exercise of 822,000 Warrants to purchase of 822,000 Ordinary Shares at an exercise price for cash of $2.50 per share, as if such issuances had occurred as of June 30, 2024.

You should read this table in conjunction with our Unaudited Interim Financial Statements as of June 30, 2024 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2024” attached as Exhibits 99.1 and 99.2, respectively, to our Report of Foreign Private Issuer on Form 6-K, or a Form 6-K, filed on September 23, 2024 and incorporated by reference herein.

	As of June 30, 2024
U.S. dollars in thousands	Actual*	Pro Forma*	As Adjusted*
Cash	$3,103	9,273	$11,328
Long term debt	144	144	144
Shareholders’ equity:
Share capital	58	58	58
Additional paid in capital	27,070	33,240	35,295
Accumulated losses	(25,433)	(25,433)	(25,433)
Total shareholders’ equity	$1,695	$7,865	$9,920

Total capitalization	$1,839	$8,009	$10,064

*	Unaudited

Except as otherwise indicated above, the number of Ordinary Shares to be outstanding immediately after this offering is based on 1,044,371 Ordinary Shares outstanding as of June 30, 2024 and excludes:

●	87,209 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to directors, employees and consultants under the 2015 Plan, at a weighted average exercise price of $14.61 per share, of which 60,009 were vested as of June 30, 2024;

●	1,110 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $45 per share, which are all vested as of June 30, 2024, and an additional 1,182 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $84.6 per share;

●	53,582 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	1,203,710 Ordinary Shares reserved for issuance under the SEPA, as of June 30, 2024;

●	393,043 Ordinary Shares issuable upon the exercise of 393,043 IPO Warrants issued in our initial public offering at an exercise price of $40.00 per share and warrants to purchase up to 9,375 Underwriter’s Warrants at an exercise price of $106.2 per share;

●	228,530 Ordinary Shares reserved for future issuance under the 2024 Plan;

●	822,000 Ordinary Shares issuable upon the exercise of warrants issued at an exercise price of $2.50 per share under this offering; and

●	570,000 Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and 252,000 Ordinary Shares issued and sold in the concurrent registered direct offering.

SELLING SHAREHOLDER

This prospectus relates to the sale of up to 822,000 Ordinary Shares that the Selling Shareholder may sell in one or more offerings upon exercise of some or all of Warrants that the Selling Shareholder purchased from us in a private placement under the terms of the Securities Purchase Agreement. The table below sets forth information about the maximum number of Ordinary Shares that may be offered from time to time by the Selling Shareholder under this prospectus. The Selling Shareholder identified below may currently hold or acquire Ordinary Shares in addition to those registered hereby. In addition, the Selling Shareholder identified below may sell, transfer, assign or otherwise dispose of some or all of its Ordinary Shares registered hereunder in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

To our knowledge, the Selling Shareholder does not have, and has not had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of our Ordinary Shares, Warrants and Pre-Funded Warrants. In addition, to our knowledge, the Selling Shareholder is not an affiliate of a broker-dealer and there are no participating broker-dealers. To the extent a selling shareholder would be an affiliate of a broker-dealer, or if there would be any participating broker-dealer, such selling shareholder and/or participating broker-dealer would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer could be regarded as underwriting commissions or discounts under the Securities Act.

Prior to the closing of any of the sales of securities to the Selling Shareholder under the Securities Purchase Agreement, the Company had 2,280,791 Ordinary Shares issued and outstanding. On November 27, 2024, we closed the transactions contemplated by the Securities Purchase Agreement between us and the Selling Shareholder, which consisted of two separate, concurrent transactions— (i) a registered direct offering and (ii) a private placement.

Pursuant to the registered direct offering, we issued and sold to the Selling Shareholder 252,000 Ordinary Shares, together with 570,000 Pre-Funded Warrants to purchase 570,000 Ordinary Shares. That registered direct offering was registered under a separate prospectus supplement constituting a part of the prospectus in our registration statement on Form F-3, SEC file number 333-274841, and is not covered by this prospectus.

In a concurrent private placement effected pursuant to the Securities Purchase Agreement, we issued and sold 822,000 Warrants to the Selling Shareholder, each of which is exercisable for one Ordinary Share.

In the aggregate, the registered direct offering and private placement transactions contemplated by the Securities Purchase Agreement resulted in our issuance of 822,000 Ordinary Shares and/or ordinary share equivalents, which constituted approximately 32.0% of the issued and outstanding shares of the Company prior to the transactions.

We have prepared the following table based on information supplied to us by the Selling Shareholder on or prior to December 11, 2024.

	Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number	Percentage(2)	Number	Number(3)	Percentage(4)
Armistice Capital, LLC(5)	1,512,000	38.1%	822,000	690,000	17.4%

(1)	Included as Ordinary Shares “owned” for purposes of this column are the 570,000 Ordinary Shares underlying pre-funded warrants held by the Selling Shareholder and the 822,000 Ordinary Shares underlying Warrants held by the Selling Shareholder.

(2)	The percentage ownership of 38.1% is based on 2,571,854 outstanding Ordinary Shares as of the date of this prospectus, while also including as outstanding for purposes of calculating such percentage, an additional (i) 570,000 Ordinary Shares underlying the pre-funded warrants held by the Selling Shareholder, which are currently exercisable, and (ii) 822,000 Ordinary Shares underlying the Warrants held by the Selling Shareholder, which are also currently exercisable. This percentage does not give effect to the provisions of each of the foregoing pre-funded warrants and Warrants, which provide that the Selling Shareholder may not hold more than 9.99% of the total issued and outstanding Ordinary Shares of the Company at any given time.

(3)	Assumes that the Selling Shareholder will sell all of the 822,000 Ordinary Shares underlying Warrants that are being offered pursuant to this prospectus, but has not and will not sell any of the (a) 120,000 Ordinary Shares or (b) 570,000 Ordinary Shares underlying pre-funded warrants that were purchased by the Selling Shareholder in the registered direct offering pursuant to the Securities Purchase Agreement and which are deemed to be outstanding Ordinary Shares for purposes of this table. In actuality, under the terms of the pre-funded warrants, the Selling Shareholder may not hold more than 9.99% of the total issued and outstanding Ordinary Shares of the Company at any given time.

(4)	The percentage of outstanding Ordinary Shares which may be sold in this offering considers, as outstanding Ordinary Shares, (i) the 822,000 Ordinary Shares underlying the Warrants that may be sold in this offering, as well as (ii) the 570,000 Ordinary Shares underlying the pre-funded warrants held by the Selling Shareholder, which are currently exercisable.

(5)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering the sale of the 822,000 Ordinary Shares (underlying the Warrants) offered under this prospectus on behalf of the Selling Shareholder. The Selling Shareholder, which, as used herein includes donees, pledgees, transferees, or other successors-in-interest selling those Ordinary Shares or interests in those Ordinary Shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of the subject Ordinary Shares on any stock exchange, market or trading facility on which the Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the subject Ordinary Shares owned by such shareholder and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the subject Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Shareholder(s) to include the pledgee, transferee, or other successors in interest as a Selling Shareholder under this prospectus. The Selling Shareholder may use any one or more of the following methods when disposing of its shares pursuant to this prospectus:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus forms a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In connection with the sale of Ordinary Shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholder may also sell Ordinary Shares short and deliver these securities to close out its short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the Ordinary Shares are sold through broker dealers, the Selling Shareholder will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholder from the sale of the Ordinary Shares offered by it will be the purchase price of the Ordinary Shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering (although we will receive proceeds from the exercise of the Warrants under which the Ordinary Shares being sold in this offering will be issued).

The Selling Shareholder also may resell all or a portion of the Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The Selling Shareholder and any underwriters, broker-dealers, or agents that participate in the sale of our Ordinary Shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the Ordinary Shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus or, to the extent permissible, in a supplement to this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares to be sold under this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholder and any other person participating in a distribution of the Ordinary Shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholder and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares under this prospectus to engage in market-making activities with respect to the Ordinary Shares.

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of Wearable Devices Ltd., or the Company, and the provisions of our articles of association and Israeli law are summaries, do not purport to be complete and is qualified in its entirety by reference to our articles of association, Israeli law and any other documents referenced.

Type and class of securities

Ordinary Shares

As of December 12, 2024, our authorized share capital consists of 50,000,000 Ordinary Shares, no par value per share, of which 2,571,854 Ordinary Shares were issued and outstanding as of such date.

All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares and previously issued warrants, or the IPO Warrants, have been listed on the Nasdaq Capital Market under the symbol “WLDS” and “WLDSW,” respectively, since September 13, 2022.

Warrants and Options

As of December 12, 2024, we have issued and outstanding IPO Warrants to purchase an aggregate of 393,043 Ordinary Shares, with exercise price of $40 per Ordinary Share. The warrants were issued as part of our IPO, and have been listed on the Nasdaq Capital Market under the symbol “WLDSW” since September 13, 2022.

As of December 12, 2024, we have 95,960 Ordinary Shares issuable upon the exercise of outstanding options allocated or granted to certain employees, directors and consultants, under our 2015 Plan. An additional 44,832 Ordinary Shares are reserved for future issuance under our 2015 Plan. Under the ESPP, the board of directors and our shareholders have authorized the issuance of up to 250,000 Ordinary Shares. Further, under the 2024 Plan, the board of directors has initially authorized the issuance of up to 228,530 Ordinary Shares. The 2024 Plan includes an Annex, or the U.S. Addendum, that governs the grants of awards to employees and other service providers who are citizens or resident aliens of the United States. The U.S. Addendum permits the grant of incentive stock options, or ISOs, nonqualified stock options and RSUs. The U.S. Addendum includes a total of 25,000 Ordinary Shares available for issuance underlying grants of ISOs. Under the ESPP, the board of directors and our shareholders have authorized the issuance of up to 250,000 Ordinary Shares.

Articles of Association

Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law 5759-1999, or the Companies Law, or under our articles of association to be exercised or taken by our shareholders.

Rights Attached to Ordinary Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our articles of association, our directors are elected and/or re-elected by the general meeting and, unless appointed for a shorter term, serve in office until the third annual general meeting after the general meeting in which such director was appointed, in which such later annual general meeting the directors will be brought for re-election or replacement.

In each annual general meeting, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire, and all other directors whose service term lapsed shall be deemed to have been re-elected for a term until the next annual general meeting. The director to be deemed and to be re-elected is the director that served the longest period since its appointment or last re-election. If more than one director served the longest time, the board of directors will decide which of such directors will be brought for re-election at the relevant general meeting.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power, or the Non Exempted Holding. However, under a new exemption applicable as of March 12, 2024, the board of directors of an Israeli company whose shares are listed outside of Israel, shall convene a special meeting at the request of: (i) one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five (5%) in the past, and at least one percent (1%) of the voting rights in the company, or (ii) one or more shareholders holding at least ten percent (10%) of the voting rights in the company, unless the applicable law incorporated in the country in which the Company is listed for trade, establishes a right to demand convening of such a meeting for those holding less than ten percent (10%) of the voting rights in the company (in which case, the Non Exempted Holding shall apply).

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Under new exemptions applicable as of March 12, 2024, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request the company’s board of directors to include an appointment of a candidate for a position on the board of directors or the termination of a board member, as an item on the agenda of a future general meeting (if the company sees fit), provided that the shareholder holds at least 5% of the voting rights of the company (instead of 1% in the past).

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and sixty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (other than with respect to circumstances specified in our articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

According to our articles of association and as permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, any number of shareholders participating in the meeting shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum was not formed, the meeting shall be canceled.

Adoption of Resolutions

Our articles of association provide that those resolutions amending provisions of the articles of association related to the staggered board of directors and the composition of the board of directors, as well as a resolution to dismiss a director, will require an affirmative vote of 70% of the voting power represented at a general meeting and voting thereon. Other than that, and unless otherwise required under the Companies Law and our articles, all resolutions of the Company’s shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our articles of association. In certain circumstances the IPO Warrants and the Pre-Funded Warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

Our articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company’s board of directors. Other than that, there are no specific provisions of our articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. However, under a new exemption applicable as of March 12, 2024, the aforesaid limitations do not apply for an Israeli company whose shares are listed outside of Israel, provided that the applicable law as applicable to companies incorporated in the country which the company is listed for trade provide a restriction on the acquisition of control of any proportion of the company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

However, under a new exemption applicable as of March 12, 2024, the aforesaid limitations regarding a tender offer do not apply for an Israeli company whose shares are listed outside of Israel, provided that if the applicable law as applicable to companies incorporated in the country which the company is listed for trade, provide a restriction on the acquisition of control of any proportion of the company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Staggered Board

Our articles of association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Ordinary Shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$211.42
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Miscellaneous	$3,000
Total	$18,211.42

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters with respect to U.S. law will be passed upon for us by Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 incorporated by reference herein, have been so incorporated in reliance on the report of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.wearabledevices.co.il. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024;

●	Our Reports on Form 6-K, submitted to the SEC on April 24, 2024, May 16, 2024 (with respect to the first two paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K); June 7, 2024 (with respect to the first six paragraphs and the section titled “Forward-Looking Statement Disclaimer” in the press release attached as Exhibit 99.1 to the Report on Form 6-K); August 22, 2024, August 22, 2024 (Report No. 2); September 9, 2024 (with respect to the first two, fourth and fifth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); September 23, 2024 (other than the fifth, sixth and seventh paragraphs in the press release attached as Exhibit 99.3 to the Form 6-K); September 26, 2024; October 7, 2024; October 28, 2024; November 27, 2024 and November 27, 2024; and

●	The description of our securities contained in Form 8-A, File No. 001-41502, filed with the SEC on September 9, 2022, as amended by Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024, including any further amendments or reports filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 5 Ha-Tnufa St., Yokne’am Illit, 2066736, Israel, Tel: +972.4.6185670, Attention: Chief Financial Officer.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	The prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud, there was reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Up to 822,000 Ordinary Shares
Offered by the Selling Shareholder

PROSPECTUS

                        , 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court; (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement shall provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation, in advance, from liability arising from a company’s transaction in which our controlling shareholder or office holder has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that Wearable Devices Ltd., or the Company, may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may only be approved by the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, with respect to the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company since December 2021, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.  The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

In January 2022, we began entering into certain simple agreements for future equity, or the SAFEs, for aggregate proceeds of up to $3 million, of which we received $500 thousand under the SAFEs. Any amounts received under the SAFEs we enter into will be automatically converted into our Ordinary Shares in the event we close an Equity Financing (as defined hereinafter) at a discount of 20% from the per share purchase price in such Equity Financing. An Equity Financing is a transaction or series of transactions with the principal purpose of raising capital in an aggregate amount of at least $5,000,000, excluding all outstanding (i) SAFEs, and (ii) other convertible securities (if any), pursuant to which we issue and sell Ordinary Shares at a fixed pre-money valuation. In addition, we agreed to issue to each SAFE investor a warrant to purchase our Ordinary Shares with an exercise price equal to 150% of the public offering price in such offering for an aggregate amount of up to 25% of such investor’s SAFE amount. The warrants shall be exercisable until the earlier of: (i) eighteen (18) months from January 2022; or (ii) in a change of control event, which generally covers (a) transaction in which any person or group becomes the beneficial owner, directly or indirectly, of more than 50% of our outstanding voting securities with the right to vote for the election of members of our board of directors, or (b) any reorganization, merger or our consolidation, or (c) a sale, lease or other disposition of all or substantially all of our assets. Following the consummation of our initial public offering, or IPO, in September 2022, $100 thousand received under the SAFEs were repaid in cash and $400 thousand were converted into 5,910 Ordinary Shares, based on the IPO price of $84.6 per Ordinary Share.

In September 2022, we issued warrants to purchase up to 1,182 Ordinary Shares, issued to an advisor, at an exercise price of $84.6 per Ordinary Share.

In February 2023, we issued a total of 8,456 Ordinary Shares to Alpha Capital Anstalt, or Alpha, and certain other investors pursuant to the terms of their April 2021 share purchase agreements with us, as amended by the June 2022 written consent with Alpha.

On June 6, 2024, we entered into a Standby Equity Purchase Agreement, or the SEPA, with YA II PN, LTD., or YA, pursuant to which we will be able to sell up to $10.0 million of our Ordinary Shares, or the Commitment Amount, at our sole option, any time during the three-year period following the execution date of the SEPA. Of the Commitment Amount, to date we have sold 1,228,699 Ordinary Shares for aggregate gross proceeds of $4.6 million. Pursuant to the terms of the SEPA, any Ordinary Shares sold to YA will be priced at 97% of the market price, which is defined as the lowest daily volume weighted average price of the Ordinary Shares during the three consecutive trading days commencing on the trading day immediately following our delivery of an advance notice to YA.

On November 26, 2024, we entered into a securities purchases agreement with an investor to purchase unregistered ordinary warrants, or the Warrants, to purchase up to 822,000 Ordinary Shares for a total gross proceeds of $2.06 million. The Warrants have an exercise price of $2.50 per share, are immediately exercisable upon issuance, and will expire five years from issuance.

Since December 2021, we have granted to our directors, consultants and service providers, officers, and employees options to purchase an aggregate of 44,575 Ordinary Shares under our 2015 Share Option Plan, with an exercise prices ranging between $0.06 and $26.4 per share. As of December 12, 2024, 18,639 options granted to directors, officers and employees were exercised, and 6,908 options forfeited, such that the total outstanding amount of options allocated or granted to directors, consultants and service providers, officers and employees as of December 12, 2024 is 95,959.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement by and among Wearable Devices Ltd. and the underwriters named therein (filed as Exhibit 1.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).
3.1	Amended and Restated Articles of Association of Wearable Devices Ltd. (filed as Exhibit 99.2 to Form 6-K (File No. 001-41502) filed on September 26, 2024 and incorporated herein by reference).
4.1	Form of Representative’s Warrant (filed as Exhibit 4.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).
4.2	Form of Warrant Agent Agreement (filed as Exhibit 4.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).
4.3	Form of Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).
4.4	Form of Promissory Note (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on June 7, 2024 and incorporated herein by reference).
4.5	Form of Ordinary Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on November 27, 2024 and incorporated herein by reference).
4.6	Form of Pre-Funded Warrant (filed as Exhibit 4.2 to Form 6-K (File No. 001-41502) filed on November 27, 2024 and incorporated herein by reference).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd.
10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.2	Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.2 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference ).
10.3	First Amendment to Wearable Devices Ltd. 2015 Share Option Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 30, 2023 and incorporated herein by reference)
10.4	Share Purchase Agreement, dated April 22, 2021, by and between Wearable Devices Ltd. and Alpha Capital Anstalt (filed as Exhibit 10.3 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.5#	Agreement, dated July 16, 2020, by and between Wearable Devices Ltd. and the Israeli Innovation Authority (filed as Exhibit 10.4 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.6	Amended and Restated Compensation Policy (filed as Exhibit 99.1 to Form 6-K (File No. 001-41502) filed on September 26, 2024 and incorporated herein by reference).
10.7	Senior Credit Facility Agreement, dated July 4, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.6 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.8	First Addendum to Senior Agreement, dated July 19, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd. (filed as Exhibit 10.8 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
10.9	Standby Equity Purchase Agreement, dated June 7, 2024 (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on June 7, 2024 and incorporated herein by reference).
10.10	Wearable Devices Ltd. 2024 Global Equity Incentive Plan (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on August 22, 2024 and incorporated herein by reference).
10.11	Wearable Devices Ltd. 2024 Employee Stock Purchase Plan (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) filed on August 22, 2024 and incorporated herein by reference).
10.12	Securities Purchase Agreement, dated November 26, 2024, by and between Wearable Devices and the Purchaser Party Thereto (filed as Exhibit 10.2 to Form 6-K (File No. 001-41502) filed on November 27, 2024 and incorporated herein by reference).
10.13	Placement Agent Agreement, dated November 26, 2024, by and between Wearable Devices and A.G.P./Alliance Global Partners (filed as Exhibit 10.1 to Form 6-K (File No. 001-41502) filed on November 27, 2024 and incorporated herein by reference).
21.1	Subsidiaries of Wearable Devices Ltd. (filed as Exhibit 21.1 to Form F-1 (File No. 333-262838) filed on September 8, 2022 and incorporated herein by reference).
23.1*	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO member firm, an independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
24.1*	Power of Attorney
107*	Filing Fee Table

*	Filed herewith.

#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on December 12, 2024.

Wearable Devices Ltd.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Wearable Devices Ltd. hereby constitute and appoint each of Asher Dahan and Alon Mualem with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Asher Dahan	Chief Executive Officer, Chairman of Board of Directors	December 12, 2024
Asher Dahan	(Principal Executive Officer)

/s/ Alon Mualem	Chief Financial Officer	December 12, 2024
Alon Mualem	(Principal Financial and Accounting Officer)

/s/ Eli Bachar	Director	December 12, 2024
Eli Bachar

/s/ Yaacov Goldman	Director	December 12, 2024
Yaacov Goldman

/s/ Ilana Lurie	Director	December 12, 2024
Ilana Lurie

/s/ Guy Wagner	Director	December 12, 2024
Guy Wagner

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Mudra Wearable, Inc., the duly authorized representative in the United States of Wearable Devices Ltd., has signed this registration statement on December 12, 2024.

Mudra Wearable, Inc.

By:	/s/ Asher Dahan
Name:	Asher Dahan
Title:	President, Director